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                                                                      EXHIBIT 11



                               CABOT CORPORATION

        Earnings per Common Share for the Year Ended September 30, 1994

                 Statement Re Computation of Per Share Earnings
                    (In thousands, except per share amounts)



                                                                                     Fully
                                                                   Primary (a)      Diluted (a)
                                                                   -----------      -----------
Shares of common stock outstanding at October 1, 1993,
   less treasury stock                                                37,453          37,453
Plus net weighted shares of treasury stock issued                        185             185
Plus common stock equivalents:
  Effect of convertible preferred stock conversion                        --           3,098
  Effect of equity incentive stock awards                                611             626
                                                                      -------         -------
Weighted average shares outstanding                                   38,249          41,362
                                                                       ======          ======

Income applicable to common shares                                   $75,108         $75,108
Dividends on preferred stock                                              --           3,583
Preferred stock conversion compensation shortfall                         --          (2,417)
                                                                      ------          -------
Earnings applicable to common shares                                 $75,108         $76,274
                                                                      =======         =======
Earnings per common share                                              $1.96            1.84
                                                                      =======         =======

________________________

(a) All common stock and equivalents reflect, as of the beginning of the fiscal year, the two-for-one stock split authorized on July 27, 1994.
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